EXHIBIT 10.1

EXECUTION VERSION

REORGANIZATION AGREEMENT

by and among

LIBERTY MEDIA CORPORATION,

Liberty Sirius XM Holdings Inc.

and

SIRIUS XM HOLDINGS INC.

Dated as of December 11, 2023

TABLE OF CONTENTS

Page

ARTICLE I RESTRUCTURING AND CONTRIBUTION		2
1.1	Restructuring	2
1.2	Transfer of SplitCo Assets and SplitCo Businesses; Assumption of SplitCo Liabilities	3
1.3	Restructuring and Redemption Agreements	3
1.4	Qualification as Reorganization	4

ARTICLE II REDEMPTION		4
2.1	The Redemption	4
2.2	Liberty Media Conditions to the Redemption	6
2.3	Mutual Conditions to the Redemption	7
2.4	Treatment of Outstanding Equity Awards	7

ARTICLE III REPRESENTATIONS AND WARRANTIES		8
3.1	Representations and Warranties of the Parties	8
3.2	No Conflict with Instruments	9
3.3	No Other Reliance	9

ARTICLE IV COVENANTS		10
4.1	Cross-Indemnities	10
4.2	Liberty Media Officer’s Certificate	15
4.3	Further Assurances	16
4.4	Specific Performance	16
4.5	Access to Information	16
4.6	Confidentiality	17
4.7	Notices Regarding Transferred Assets	18
4.8	Tax Treatment of Payments	18
4.9	Allocated Executive Payments	18
4.10	Director and Officer Indemnification	18

ARTICLE V CLOSING		19
5.1	Closing	19
5.2	Deliveries at Closing	19

ARTICLE VI TERMINATION		20
6.1	Termination	20
6.2	Effect of Termination	20

ARTICLE VII MISCELLANEOUS		20
7.1	Definitions	20
7.2	Survival; No Third-Party Rights	32
7.3	Notices	32
7.4	Entire Agreement	34
7.5	Binding Effect; Assignment	34

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7.6	Governing Law; Jurisdiction	34
7.7	Waiver of Jury Trial	35
7.8	Severability	35
7.9	Amendments; Waivers	35
7.10	No Strict Construction; Interpretation	36
7.11	Conflicts with Tax Sharing Agreement	36
7.12	Counterparts	36

EXHIBIT A – Certain Definitions

EXHIBIT B-1 – Form of SplitCo Charter

EXHIBIT B-2 – Form of SplitCo Bylaws

EXHIBIT C – Restructuring Plan

EXHIBIT D – SplitCo Assets

EXHIBIT E – SplitCo Equity Plan

EXHIBIT F – SplitCo Liabilities

EXHIBIT G – Form of Tax Sharing Agreement

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REORGANIZATION AGREEMENT

This REORGANIZATION AGREEMENT (together with all Schedules and Exhibits hereto, this “Agreement”), dated as of December 11, 2023, is entered into by and among LIBERTY MEDIA CORPORATION, a Delaware corporation (“Liberty Media”), LIBERTY SIRIUS XM HOLDINGS INC., a Delaware corporation (“SplitCo”), and SIRIUS XM HOLDINGS INC., a Delaware corporation (“SiriusXM”). Certain capitalized terms used herein have the meanings ascribed thereto in Section 7.1 or Exhibit A.

RECITALS:

WHEREAS, prior to the Redemption (as defined below), SplitCo is a wholly owned Subsidiary of Liberty Media;

WHEREAS, in accordance with and pursuant to the Liberty Charter Documents (as defined below), the businesses, assets and liabilities of Liberty Media are currently attributed to three tracking stock groups: the Liberty SiriusXM Group (“Liberty SiriusXM”), the Formula One Group and the Liberty Live Group;

WHEREAS, concurrently herewith, Liberty Media, SplitCo, Radio Merger Sub, LLC, a Delaware limited liability company and a wholly owned Subsidiary of SplitCo (“Merger Sub”), and SiriusXM have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which the parties thereto intend to effectuate the Merger (as defined in the Merger Agreement), whereby Merger Sub will be merged with and into SiriusXM, with SiriusXM surviving the Merger as the surviving corporation and a wholly owned subsidiary of SplitCo;

WHEREAS, in connection with, and immediately prior to the consummation of the Merger, the Liberty Board has determined that it is appropriate and in the best interests of Liberty Media and its stockholders to reorganize its businesses, assets and liabilities by means of the split-off of SplitCo from Liberty Media, such that, at the Effective Time, the businesses, assets and liabilities of SplitCo will consist of the SplitCo Assets, the SplitCo Businesses and the SplitCo Liabilities;

WHEREAS, following approval by the Liberty Board, the SplitCo Board has duly adopted, and Liberty Media as the sole stockholder of SplitCo has approved, effective as of the Effective Time (as defined below), the SplitCo Transitional Plan;

WHEREAS, the SplitCo Board has duly adopted, and Liberty Media as the sole stockholder of SplitCo has approved, effective as of the closing of the Merger (the “Merger Closing”), the SplitCo Equity Plan;

WHEREAS, the parties desire to effect the transactions contemplated by this Agreement, including the Restructuring (as defined below) and the redemption of each outstanding share of Liberty Media’s Series A Liberty SiriusXM common stock, par value $0.01 per share (“LSXMA”), Liberty Media’s Series B Liberty SiriusXM common stock, par value $0.01 per share (“LSXMB”), and Liberty Media’s Series C Liberty SiriusXM common stock, par value $0.01 per share (“LSXMK” and, together with LSXMA and LSXMB, the “Liberty SiriusXM Common Stock”), in exchange for a number of shares of SplitCo’s common stock, par value $0.001 per share (the “SplitCo Common Stock”), equal to the Exchange Ratio (as defined below) (such redemption and exchange, collectively, the “Redemption”), provided, that no fractional shares of SplitCo Common Stock shall be issued as a result of the Redemption and, in lieu of the issuance of fractional shares, holders of record who would have otherwise been entitled to receive such fractional shares shall be entitled to receive cash in lieu thereof, in all events, as more fully described, and subject to the conditions described, herein;

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WHEREAS, the transactions contemplated by this Agreement, including the Restructuring and the Split-Off Transactions (as defined below), have been approved by the Liberty Board and/or the SplitCo Board, as applicable, and are motivated in whole or substantial part by certain substantial corporate business purposes of Liberty Media and SplitCo, including the Merger;

WHEREAS, the transactions contemplated by this Agreement, including the Contribution (as defined below) and the Redemption (together, the “Split-Off Transactions”), are intended to qualify under, among other provisions, Section 355, Section 368(a)(1)(D) and related provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and are expected to accomplish certain corporate business purposes of Liberty Media and SplitCo (which corporate business purposes are substantially unrelated to U.S. federal tax matters);

WHEREAS, this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, the parties wish to set forth in this Agreement the terms on which, and the conditions subject to which, they intend to implement the measures referred to above and elsewhere herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the parties to this Agreement hereby agree as set forth herein.

ARTICLE I
RESTRUCTURING AND CONTRIBUTION

1.1            Restructuring. In accordance with and subject to the provisions of this Agreement, the parties have taken or will take, and have caused or will cause their respective Subsidiaries to take, all actions that are necessary or appropriate to implement and accomplish the transactions contemplated by each of the steps set forth in the Restructuring Plan, including the Contribution (collectively, the “Restructuring”) and the execution and delivery of the Restructuring Agreements (as defined below), at or prior to the Effective Time.

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1.2           Transfer of SplitCo Assets and SplitCo Businesses; Assumption of SplitCo Liabilities. On the terms and subject to the conditions of this Agreement, and in furtherance of the Restructuring and the Split-Off Transactions:

(a)            Liberty Media, by no later than immediately before the Effective Time, but subject to Section 2.2 and Section 2.3 hereof, shall (i) cause all of its (and its Subsidiaries’) rights, title and interest in and to all of the SplitCo Assets and SplitCo Businesses to be contributed, assigned, transferred, conveyed and delivered, directly or indirectly, to SplitCo, and SplitCo agrees to, or to cause its Subsidiaries to, accept or cause to be accepted all such rights, title and interest in and to all of the SplitCo Assets and SplitCo Businesses; and (ii) cause all of the SplitCo Liabilities to be assigned, directly or indirectly, to or to be incurred by SplitCo or its Subsidiaries, and SplitCo agrees to, or cause its Subsidiaries to, accept, assume, perform, discharge and fulfill all of the SplitCo Liabilities in accordance with their respective terms (the transactions contemplated by clauses (i) and (ii), collectively, the “Contribution”). All SplitCo Assets and SplitCo Businesses are being transferred on an “as is, where is” basis, without any warranty or representation whatsoever on the part of Liberty Media except as otherwise expressly set forth herein or in the Restructuring Agreements, the Merger Agreement or the Tax Sharing Agreement. For the avoidance of doubt, in the Contribution, SplitCo shall not acquire any right, title or interest in any Liberty Retained Assets and shall not assume any Liberty Retained Liabilities.

(b)            Upon completion of the Contribution: (i) SplitCo will own, directly or indirectly, the SplitCo Businesses and the SplitCo Assets and be subject, directly or indirectly, to the SplitCo Liabilities; and (ii) Liberty Media will continue to own, directly or indirectly, the Liberty Retained Businesses and the Liberty Retained Assets and continue to be subject, directly or indirectly, to the Liberty Retained Liabilities.

(c)            If, following the Effective Time: (i) any SplitCo Asset or other property, right or asset forming part of the SplitCo Businesses has not been transferred to SplitCo or another SplitCo Entity, Liberty Media undertakes to as promptly as practicable transfer, or procure the transfer of, such property, right, or asset to SplitCo or another SplitCo Entity designated by SplitCo and reasonably acceptable to Liberty Media as soon as practicable and for no additional consideration; or (ii) any Liberty Retained Asset, property, right or asset forming part of the Liberty Retained Businesses has been transferred to SplitCo or another SplitCo Entity, SplitCo undertakes to as promptly as practicable transfer, or procure the transfer of, such property, right or asset to Liberty Media or another Liberty Entity designated by Liberty Media and reasonably acceptable to SplitCo as soon as practicable and for no additional consideration. The parties intend that any property, right or asset that is transferred pursuant to this Section 1.2(c) shall be treated for U.S. federal income and other applicable tax purposes as having been transferred (as part of the Contribution) or assumed or retained prior to the Redemption, as the case may be, to the extent permitted by applicable Law.

1.3            Restructuring and Redemption Agreements. All Restructuring Agreements and other agreements and instruments used to effect the Redemption shall be in a form reasonably satisfactory to Liberty Media, SplitCo and SiriusXM (through the Special Committee), and once executed, may not be amended without the prior written consent of Liberty Media, SplitCo and SiriusXM (through the Special Committee), which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that this Section 1.3 shall not apply to (a) any documents or instruments relating to the approval of any of the transactions contemplated by the Transaction Agreements by any board of directors, board of managers or similar governing body (or any committee thereof) or stockholders or other equityholders of Liberty Media, SplitCo, Merger Sub or SiriusXM, as applicable or (b) any indebtedness permitted to be incurred pursuant to Section 6.2 of the Merger Agreement; provided, further, that SiriusXM and the Special Committee shall have a reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, legal opinions, officers’ certificates or other documents or instruments required to be delivered under the Existing Indentures (as defined in the Merger Agreement) pursuant to Section 6.22(a) of the Merger Agreement, prior to the dispatch or making thereof and Liberty Media and SplitCo shall give due consideration to any such comments proposed by SiriusXM and the Special Committee. Notwithstanding the foregoing, the requirement to provide any documents or instruments pursuant to this Section 1.3 shall, in all cases, be subject to any bona fide concerns of loss of attorney-client privilege and attorney work product protections that Liberty Media and SplitCo may in their good faith judgment reasonably have and any restrictions contained in Contracts to which Liberty Media, SplitCo or any of their Subsidiaries is a party (it being understood that each of Liberty Media and SplitCo shall use its reasonable best efforts to provide any such information in a manner that does not result in such loss of privilege or protection or violation).

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1.4            Qualification as Reorganization. For U.S. federal income tax purposes, (1) the Split-Off Transactions are generally intended to be undertaken in a manner so that no gain or loss is recognized (and no income is taken into account) by Liberty Media, SplitCo or their respective Subsidiaries (except to the extent that the amount of the SplitCo Liabilities exceeds Liberty Media’s adjusted tax basis in the SplitCo Common Stock, except as a result of any items of income, gain, deduction or loss recognized on a deemed exchange, pursuant to Treasury Regulations Section 1.1001-3, of SplitCo Liabilities assumed in the Contribution, or as a result of any intercompany items taken into account pursuant to the Treasury Regulations promulgated under Section 1502 of the Code), (2) the Merger, taken together with the Contribution pursuant to the Reorganization, is intended to qualify as an “exchange” described in Section 351 of the Code and (3) the Split-Off Transactions are intended to qualify as a “reorganization” under Sections 368(a)(1)(D) and 355 of the Code. Liberty Media and SplitCo agree that this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE II
REDEMPTION

2.1            The Redemption.

(a)            The Liberty Board shall have the authority and right, subject to compliance with the Merger Agreement, to (i)(x) effect the Redemption, subject to the conditions set forth in Section 2.2 and Section 2.3, or (y) terminate the Redemption at any time prior to the time at which the Redemption will be effective (the “Effective Time”) (solely, in the case of this clause (y), if the Merger Agreement has been terminated in accordance with its terms), (ii) to establish or change the date and time of the record date for the meeting of stockholders of Liberty Media (the “Stockholder Meeting”) at which, among other things, the holders of record of shares of LSXMA and LSXMB will be asked to vote on the Redemption in accordance with Article IV, Section A.2(e)(i) of the Liberty Charter, and (iii) to establish or change the date and time of the Stockholder Meeting, subject to, in all cases, any applicable provisions of the DGCL, any other applicable Law and the Liberty Charter.

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(b)            Upon the satisfaction or, if permissible, waiver of the conditions set forth in Article VII of the Merger Agreement (other than Section 7.1(b) and Section 7.1(h)), the parties thereto shall promptly provide the confirmation contemplated in Section 2.2 that the Merger Closing will occur subject only to the Effective Time.

(c)            Prior to the Effective Time, and in all respects in accordance with the Restructuring Plan, SplitCo shall (i) cause the certificate of incorporation of SplitCo and bylaws of SplitCo to be amended and restated so as to read in their entirety in the forms set forth in Exhibit B-1 and Exhibit B-2, respectively (such amended and restated certificate of incorporation of SplitCo, the “SplitCo Charter” and such amended and restated bylaws of SplitCo, the “SplitCo Bylaws”), and (ii) cause the SplitCo Charter to be filed with the Secretary of State of the State of Delaware.

(d)            On the date of the Redemption (the “Redemption Date”), subject to the satisfaction or waiver (to the extent permitted pursuant to Section 2.2 or Section 2.3), as applicable, of the conditions to the Redemption set forth in Section 2.2 and Section 2.3, Liberty Media will consummate the Redemption.

(e)            Liberty Media will provide notice of the Effective Time and Redemption Date to the holders of Liberty SiriusXM Common Stock in accordance with the requirements of Article IV, Section A.2(e)(i) and (iv) of the Liberty Charter.

(f)             Liberty Media will take all such action as may be necessary or appropriate under applicable state and foreign securities and “blue sky” laws to permit the Redemption to be effected in compliance, in all material respects, with such laws.

(g)            Promptly following the Effective Time, Liberty Media will cause the Redemption Agent (i) to exchange the applicable series and number of shares of Liberty SiriusXM Common Stock held in book-entry form as of the Effective Time for the applicable series and number of shares of SplitCo Common Stock, and (ii) to mail to the holders of record of certificated shares of Liberty SiriusXM Common Stock as of the Redemption Date a letter of transmittal with instructions for use in effecting the surrender of the redeemed shares of Liberty SiriusXM Common Stock.

(h)            Shares of Liberty SiriusXM Common Stock that are redeemed in the Redemption for shares of SplitCo Common Stock will be deemed to have been transferred as of the Effective Time; provided, that until the surrender of any certificate representing redeemed shares of Liberty SiriusXM Common Stock for shares of SplitCo Common Stock, SplitCo may withhold and accumulate any dividends or distributions which become payable with respect to such shares of SplitCo Common Stock pending the surrender of such certificate.

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(i)             Notwithstanding anything to the contrary contained herein, holders of record of Liberty SiriusXM Common Stock shall not be entitled to receive a fraction of a share of SplitCo Common Stock (each, a “Fractional Share”) pursuant to the Redemption. Liberty Media shall cause the Redemption Agent to aggregate all Fractional Shares into whole shares and cause such whole shares to be sold at prevailing market prices on behalf of those holders of record who would have otherwise been entitled to receive a Fractional Share, and each such holder of record who would have otherwise been entitled to receive a Fractional Share shall be entitled to receive cash in lieu of such Fractional Share in an amount equal to such holder’s pro rata share of the total cash proceeds (net of any fees to the Redemption Agent) from such sales. The Redemption Agent will have sole discretion to determine when, how and through which broker-dealers such sales will be made without any influence by SplitCo or Liberty Media. Following such sales, the applicable holders of record will receive a cash payment in the form of a check or wire transfer in an amount equal to their pro rata share of the total net proceeds, less any applicable withholding taxes. If such holders of record physically hold one or more stock certificates or hold stock through the Redemption Agent’s Direct Registration System, the check for any cash that such holders of record may be entitled to receive instead of Fractional Shares will be mailed to such holders separately. The parties acknowledge that the payment of cash in lieu of Fractional Shares does not represent separately bargained-for consideration and merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of Fractional Shares.

(j)             Liberty Media and the Redemption Agent shall be entitled to deduct and withhold from the amounts payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(k)            So as to maintain the relative proportionate interests of the holders of Liberty SiriusXM Common Stock and SiriusXM Common Stock in the SplitCo Common Stock immediately following the Merger Effective Time (as defined in the Merger Agreement), the Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, Liberty SiriusXM Common Stock, SplitCo Common Stock or SiriusXM Common Stock), reorganization, recapitalization, reclassification, combination or exchange of shares, or other similar change with respect to Liberty SiriusXM Common Stock, SplitCo Common Stock or SiriusXM Common Stock having a record date occurring on or after the date hereof and prior to the Merger Effective Time; provided, however, that the Restructuring and the Split-Off Transactions shall not trigger the effects of this Section 2.1(k).

2.2            Liberty Media Condition to the Contribution and Redemption. The obligation of Liberty Media to effect the Contribution and Redemption is subject to the satisfaction of the following condition, which may not be waived: the conditions precedent set forth in Article VII (other than Section 7.1(b) and Section 7.1(h)) of the Merger Agreement shall have been satisfied or, to the extent permitted under the terms thereof, waived and the parties thereto shall have confirmed that the Merger Closing will occur subject only to the occurrence of the Effective Time.

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2.3            Mutual Condition to the Contribution and Redemption. The obligations of the parties hereto to effect the Contribution and Redemption are subject to the satisfaction or waiver of the following condition: no Restraints shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Contribution or Redemption.

2.4            Treatment of Outstanding Equity Awards.

(a)            Certain current and former employees, non-employee directors and consultants of Liberty Media, the Qualifying Subsidiaries and their respective Subsidiaries have been granted options, restricted stock units and restricted shares in respect of Liberty SiriusXM Common Stock pursuant to various stock incentive plans of Liberty Media administered by the Liberty Board (collectively, “Awards”). Liberty Media and SplitCo shall use commercially reasonable efforts to take all actions necessary or appropriate so that the Awards that are outstanding immediately prior to the Effective Time are adjusted as set forth in this Section 2.4.

(b)            Options. Each option to purchase shares of Liberty SiriusXM Common Stock (a “Liberty SiriusXM option award”) that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested immediately prior to, and contingent upon the occurrence of, the Effective Time. As of the Effective Time, as has been determined by the Liberty Board pursuant to its authority granted under the applicable stock incentive plan of Liberty Media and without any further action on the part of the holder thereof, Liberty Media or SplitCo, each Liberty SiriusXM option award (as accelerated in accordance with the previous sentence) shall cease to represent an option award to purchase shares of Liberty SiriusXM Common Stock and will be converted into an option to purchase shares of SplitCo Common Stock (a “SplitCo option award”), except that (1) the number of shares of SplitCo Common Stock subject to such SplitCo option award shall be equal to the product of (x) the Exchange Ratio multiplied by (y) the number of shares of Liberty SiriusXM Common Stock subject to the Liberty SiriusXM option award immediately prior to the Effective Time, rounded down to the nearest whole share of SplitCo Common Stock, and (2) the per share exercise price of such SplitCo option award shall be equal to the quotient of (x) the exercise price per share of the Liberty SiriusXM option award immediately prior to the Effective Time divided by (y) the Exchange Ratio, with the result rounded up to the nearest whole cent. Except with respect to the vesting terms thereof and as otherwise described herein, all other terms of the SplitCo option awards will, in all material respects, be the same as those of the corresponding Liberty SiriusXM option awards; provided, however, that neither the Effective Time nor any other transaction contemplated by this Agreement or the Merger Agreement shall be considered a termination of employment or service for any employee, non-employee director or consultant of Liberty Media, any Qualifying Subsidiary or their respective Subsidiaries for purposes of any SplitCo option award; provided, further, that the SplitCo option awards shall be subject to the terms of the SplitCo Transitional Plan.

(c)            Restricted Stock Awards. Effective as of ten (10) Business Days prior to the Redemption Date (or such other date on or around that time as may be determined by the Liberty Board (or authorized committee thereof)), each restricted stock award with respect to shares of Liberty SiriusXM Common Stock granted under a stock incentive plan of Liberty Media (a “Liberty SiriusXM restricted stock award”) that is outstanding as of such time, shall accelerate and become fully vested and all such shares of Liberty SiriusXM Common Stock underlying such Liberty SiriusXM restricted stock awards, less applicable tax withholdings, that are outstanding as of the Effective Time shall be treated as outstanding shares of Liberty SiriusXM Common Stock in the Redemption and be exchanged into shares of SplitCo Common Stock in accordance with Section 2.1.

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(d)            Restricted Stock Units. Effective as of ten (10) Business Days prior to the Redemption Date (or such other date on or around that time as may be determined by the Liberty Board (or authorized committee thereof)), each restricted stock unit with respect to shares of Liberty SiriusXM Common Stock (a “Liberty SiriusXM restricted stock unit award”) that is outstanding as of such time shall accelerate and become fully vested (with applicable performance goals, if any, being deemed satisfied at 100% of target) and all such shares of Liberty SiriusXM Common Stock issued in settlement of such Liberty SiriusXM restricted stock unit awards, less applicable tax withholdings, that are outstanding as of the Effective Time shall be treated as outstanding shares of Liberty SiriusXM Common Stock in the Redemption and be exchanged into shares of SplitCo Common Stock in accordance with Section 2.1.

(e)            From and after the Effective Time, the SplitCo option awards, regardless of by whom held, shall be settled by SplitCo pursuant to the terms of the SplitCo Transitional Plan. The obligation to deliver shares of SplitCo Common Stock or cash payment upon the exercise of any SplitCo option awards shall be the sole obligation of SplitCo, and Liberty Media shall have no Liability in respect thereof except as otherwise specifically provided in the SplitCo Transitional Plan.

(f)            It is intended that the SplitCo Transitional Plan be considered, as to any SplitCo option award that is issued as part of the adjustment provisions of this Section 2.4, to be a successor plan to the stock incentive plan of Liberty Media pursuant to which the corresponding Liberty SiriusXM option award was issued, and SplitCo shall be deemed to have assumed the obligations under the applicable stock incentive plans of Liberty Media to make the adjustments to the SplitCo option award set forth in this Section 2.4.

(g)           SplitCo agrees that, from and after the Effective Time, it shall use its reasonable efforts to cause to be effective under the Securities Act, on a continuous basis, a registration statement on Form S-8 (or any successor) with respect to shares of SplitCo Common Stock issuable upon exercise of SplitCo option awards to which the issuance upon exercise thereof is eligible for registration on Form S-8 (or any successor).

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1            Representations and Warranties of the Parties. Each party hereto represents and warrants to the other as follows:

(a)            Organization and Qualification. Such party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, use, lease or operate its properties and assets, and to conduct the business heretofore conducted by it, and is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, used, leased or operated by it or the nature of the business conducted by it requires such qualification, except in such jurisdictions where the failure to be so qualified and in good standing would not have a material adverse effect on its business, financial condition or results of operations or its ability to perform its obligations under this Agreement.

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(b)            Authorization and Validity of Agreement. Subject to the repayment or arrangement for repayment in full of the principal, interest and other obligations under the Margin Loan Agreement, such party has all requisite power and authority to execute, deliver and, subject, in the case of Liberty Media and SplitCo, to the receipt of the Liberty Stockholder Approval (as defined in the Merger Agreement), perform its obligations under this Agreement, the agreements and instruments to which it is to be a party required to effect the Restructuring (the “Restructuring Agreements”) and the Tax Sharing Agreement. The execution, delivery and performance by such party of this Agreement, the Restructuring Agreements and the Tax Sharing Agreement and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors (or a duly authorized committee thereof) of such party and, subject to the receipt of the Liberty Stockholder Approval, no other corporate action on its part is necessary to authorize the execution and delivery by such party of this Agreement, the Restructuring Agreements and the Tax Sharing Agreement, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Restructuring Agreements and the Tax Sharing Agreement, when executed and delivered, will be, duly executed and delivered by such party and each is, or will be, a valid and binding obligation of such party, enforceable in accordance with its terms.

3.2            No Conflict with Instruments. Subject to execution of the Marginco Operating Amendment (as defined in the Merger Agreement) and the repayment or arrangement for repayment in full of the principal, interest and other obligations under the Margin Loan Agreement, the execution, delivery and performance by such party of this Agreement, the Restructuring Agreements and the Tax Sharing Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of its assets pursuant to the terms of, the charter or bylaws (or similar formation or governance instruments) of such party, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it or any of its assets are bound, or any law, rule, regulation or Order of any court or Governmental Authority having jurisdiction over it or its properties.

3.3            No Other Reliance. In determining to enter into this Agreement, the Restructuring Agreements, the Merger Agreement and the Tax Sharing Agreement, and to consummate the transactions contemplated hereby and thereby, such party has not relied on any representation, warranty, promise or agreement other than those expressly contained herein or therein, and no other representation, warranty, promise or agreement has been made or will be implied.

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ARTICLE IV
COVENANTS

4.1            Cross-Indemnities.

(a)            SplitCo hereby covenants and agrees, on the terms and subject to the limitations set forth in this Article IV, from and after the Closing, to indemnify and hold harmless the Liberty Entities and their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (collectively, the “Liberty Indemnified Parties”), from and against any Losses paid, incurred, suffered or sustained by the Liberty Indemnified Parties (in their capacities as such) to the extent arising out of or resulting from or in connection with any of the following:

(i)            the conduct of the SplitCo Businesses (whether before, on or after the Closing);

(ii)           the SplitCo Assets;

(iii)          the SplitCo Liabilities (whether incurred before, on or after the Closing), including the Specified Litigation Matter; or

(iv)          any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of SplitCo or any of its Subsidiaries under this Agreement or any Restructuring Agreement to the extent such breach or failure occurs after the Closing.

(b)            Liberty Media hereby covenants and agrees, on the terms and subject to the limitations set forth in this Article IV, from and after the Closing, to indemnify and hold harmless SplitCo, its Subsidiaries and their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (collectively, the “SplitCo Indemnified Parties”) from and against any Losses paid, incurred, suffered or sustained by the SplitCo Indemnified Parties (in their capacities as such) to the extent arising out of or resulting from or in connection with any of the following:

(i)            the conduct of the Liberty Retained Businesses (whether before, on or after the Closing);

(ii)           the Liberty Retained Assets;

(iii)          the Liberty Retained Liabilities (whether incurred before, on or after the Closing); or

(iv)          any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of Liberty Media or any of its Subsidiaries (other than the SplitCo Entities) under this Agreement or any Restructuring Agreement.

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(c)            The indemnification provisions set forth in Sections 4.1(a) and (b) shall not apply to: (i) any Losses incurred by any SplitCo Entity pursuant to any contractual obligation (other than this Agreement or the Restructuring Agreements) existing on or after the Closing Date (as defined below) between (x) Liberty Media or any of its Subsidiaries or Affiliates, on the one hand, and (y) SplitCo or any of its Subsidiaries or Affiliates, on the other hand; (ii) any Losses incurred by any Liberty Entity pursuant to any contractual obligation (other than this Agreement or the Restructuring Agreements) existing on or after the Closing Date between (x) Liberty Media or any of its Subsidiaries or Affiliates, on the one hand, and (y) SplitCo or any of its Subsidiaries or Affiliates, on the other hand; and (iii) any Losses that are, or are attributable to, any Taxes (other than any Taxes that represent Losses arising from any non-Tax claim). For the avoidance of doubt, any arrangement, instrument, contract or other agreement between Liberty Media or any of its Subsidiaries or Affiliates, on the one hand, and SplitCo, SiriusXM or any of their respective Subsidiaries or Affiliates, on the other hand (other than this Agreement or the Restructuring Agreements) shall be governed by the terms and conditions of such arrangement, instrument, contract or other agreement and the limitations set forth in the immediately preceding sentence shall not affect the rights and obligations of each party thereto, including any indemnification rights or obligations provided therein.

(d)           (i)            In connection with any indemnification provided for in this Section 4.1, the party seeking indemnification (the “Indemnitee”) will give the party from which indemnification is sought (the “Indemnitor”) prompt notice whenever it comes to the attention of the Indemnitee that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Section 4.1, and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (which shall not be conclusive as to the amount of such Losses), in each case in reasonable detail. Without limiting the generality of the foregoing, in the case of any Action commenced by a third party for which indemnification is being sought (a “Third-Party Claim”), such notice will be given no later than ten (10) Business Days following receipt by the Indemnitee of written notice of such Third-Party Claim. Failure by any Indemnitee to so notify the Indemnitor will not affect the rights of such Indemnitee hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Third-Party Claim. The Indemnitee will deliver to the Indemnitor as promptly as practicable, and in any event within five (5) Business Days after Indemnitee’s receipt, copies of all notices, court papers and other documents received by the Indemnitee relating to any Third-Party Claim.

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(ii)           Subject to Section 6.11 of the Merger Agreement, after receipt of a notice pursuant to Section 4.1(d)(i) with respect to any Third-Party Claim, the Indemnitor will be entitled, if it so elects within thirty (30) days of receipt of such notice (or such lesser period as may be required by court proceedings in the event of a litigated matter), to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor’s cost, risk and expense, upon written notice to the Indemnitee of such election, which notice acknowledges the Indemnitor’s obligation to provide indemnification under this Agreement with respect to any Losses arising out of or relating to such Third-Party Claim. The Indemnitor will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee’s consent if (A) such settlement makes no admission or acknowledgment of Liability or culpability with respect to each Indemnitee, (B) such settlement includes a complete release of each Indemnitee, (C) such settlement does not impose or seek any relief against any Indemnitee other than the payment of money damages to be borne solely and entirely by the Indemnitor and (D) the Indemnitor pays all Losses relating to such settlement. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnitee’s name of appropriate cross-claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof. If the Indemnitee has been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor (“Separate Legal Defenses”), or that there may be actual or potential differing or conflicting interests between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend such Third-Party Claim, provided, that, if such Third-Party Claim can be reasonably separated between those portion(s) for which Separate Legal Defenses are available (“Separable Claims”) and those for which no Separate Legal Defenses are available, the Indemnitee will instead have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend the Separable Claims, and the Indemnitor will not have the right to control the defense or investigation of such Separable Claims (and, in which case, the Indemnitor will have the right to control the defense or investigation of the remaining portion(s) of such Third-Party Claim).

(iii)          If, after receipt of a notice pursuant to Section 4.1(d)(i) with respect to any Third-Party Claim as to which indemnification is available hereunder, the Indemnitor does not undertake to defend the Indemnitee against such Third-Party Claim, whether by not giving the Indemnitee timely notice of its election to so defend or otherwise, the Indemnitee may, but will have no obligation to, assume its own defense, at the expense of the Indemnitor (including attorneys’ fees and costs), it being understood that the Indemnitee’s right to indemnification for such Third-Party Claim shall not be adversely affected by its assuming the defense of such Third-Party Claim. The Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee; provided, that the Indemnitee may not settle any lawsuit or action with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed; provided further, that such consent shall not be required if (A) the Indemnitor had the right under this Section 4.1 to undertake control of the defense of such Third-Party Claim and, after notice, failed to do so within the period set forth in Section 4.1(d)(ii), or (B) (x) the Indemnitor does not have the right to control the defense of the entirety of such Third-Party Claim pursuant to Section 4.1(d)(ii) or (y) the Indemnitor does not have the right to control the defense of any Separable Claim pursuant to Section 4.1(d)(ii) (in which case such settlement may only apply to such Separable Claims), the Indemnitee provides reasonable notice to Indemnitor of the settlement, and such settlement (1) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitor, (2) does not seek any relief against the Indemnitor and (3) does not seek any relief against the Indemnitee for which the Indemnitor is responsible other than the payment of money damages.

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(iv)          Notwithstanding anything to the contrary, the provisions of this Section 4.1(d) shall not apply to the Specified Litigation Matter (with respect to which the provisions of Section 4.1(e) and Section 4.1(n) shall control) or any Transaction Litigation (as defined in the Merger Agreement) (with respect to which the provisions of Section 6.11 of the Merger Agreement and Section 4.1(n) shall control).

(e)            Notwithstanding anything to the contrary contained in this Agreement, with respect to the Specified Litigation Matter, prior to the Closing, if the Agreed Settlement has been terminated, (1) Liberty Media shall (i) control the defense of and investigation with respect to the Specified Litigation Matter and the right to settle or compromise the Specified Litigation Matter and (ii) employ and engage attorneys reasonably satisfactory to Liberty Media to handle and defend such claim, in each case at Liberty Media’s sole cost, risk and expense (which shall not include the cost, risk or expense of any attorneys employed or engaged by SiriusXM or any of its Subsidiaries); provided, that Liberty Media shall keep, prior to the Closing, SiriusXM reasonably informed regarding the status of any such defense, investigation and settlement or compromise and consider in good faith any input from, prior to the Closing, SiriusXM with respect thereto; provided, further, that Liberty Media shall not settle or compromise the Specified Litigation Matter in a manner adverse to SiriusXM or its stockholders (other than Liberty Media, SplitCo or any of their respective Subsidiaries) relative to the Agreed Settlement without the prior written consent of SiriusXM (such consent not to be unreasonably delayed, withheld or conditioned); (2) SplitCo shall cooperate with the conduct of such defense (including the making of any related claims, counterclaim or cross-complaint against any Person in connection with the Specified Litigation Matter) and the settlement or compromise of the Specified Litigation Matter, in each case at Liberty Media’s sole cost and expense (which shall not include the cost, risk or expense of any attorneys employed or engaged by SiriusXM or any of its Subsidiaries); and (3) SplitCo shall use commercially reasonable efforts to make available to Liberty Media all books, records and other documents and materials that are under the control of SplitCo or any of SplitCo’s agents and representatives and that Liberty Media reasonably considers necessary or desirable for the defense of or investigation with respect to the Specified Litigation Matter, and use commercially reasonable efforts to make the employees and advisors of SplitCo available or otherwise render reasonable assistance to, Liberty Media and its agents and representatives, in each case at Liberty Media’s sole cost and expense (which shall not include the cost, risk or expense of any attorneys employed or engaged by SiriusXM or any of its Subsidiaries). Notwithstanding anything to the contrary in this Section 4.1(e), nothing contained in this Section 4.1(e) shall (i) limit the Liberty Indemnified Parties’ right to indemnification pursuant to Section 4.1(a) for any Losses arising out of or resulting from or in connection with the Specified Litigation Matter, or (ii) cause any Liabilities described as at Liberty Media’s sole cost and expense to constitute Liberty Retained Liabilities. After the Closing, other than in connection with the Agreed Settlement, if the Specified Litigation Matter has not finally been resolved prior to or as of the Merger Effective Time, SplitCo shall (i) control the defense of and investigation with respect to the Specified Litigation Matter and the right to settle or compromise the Specified Litigation Matter and (ii) employ and engage attorneys reasonably satisfactory to SplitCo to handle and defend such claim, in each case (and subject to Section 4.1(n)) at SplitCo’s sole cost, risk and expense; provided, that (A) SplitCo shall keep Liberty Media reasonably informed regarding the status of any such defense, investigation and settlement or compromise and consider in good faith any input from Liberty Media with respect thereto and (B) none of SplitCo nor the Surviving Corporation (as defined in the Merger Agreement) shall settle the Specified Litigation Matter or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without having the prior written consent of Liberty Media (such consent not to be unreasonably delayed, withheld or conditioned).

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(f)            In no event will the Indemnitor be liable to any Indemnitee for any special or punitive damages, however caused and on any theory of liability arising in any way out of this Agreement, whether or not such Indemnitor was advised of the possibility of any such damages; provided, that the foregoing limitations shall not limit a party’s indemnification obligations for any Losses incurred by an Indemnitee as a result of the assertion of a Third-Party Claim or any Losses incurred by any Liberty Indemnified Party arising out of or resulting from the Specified Litigation Matter.

(g)           The Indemnitor and the Indemnitee shall use commercially reasonable efforts to avoid production of confidential information, and to cause all communications among employees, counsel and others representing any party with respect to a Third-Party Claim or the Specified Litigation Matter to be made so as to preserve any applicable attorney-client or work-product privilege.

(h)           The Indemnitor shall pay all amounts payable pursuant to this Section 4.1 by wire transfer of immediately available funds, promptly following receipt from an Indemnitee of a bill, together with all accompanying reasonably detailed backup documentation, for any Losses that are the subject of indemnification hereunder, unless the Indemnitor in good faith disputes the amount of such Losses or whether such Losses are covered by the Indemnitor’s indemnification obligation in which event the Indemnitor shall promptly so notify the Indemnitee. In any event, the Indemnitor shall pay to the Indemnitee, by wire transfer of immediately available funds, the amount of any Losses for which it is liable hereunder no later than three (3) days following any final determination of the amount of such Losses and the Indemnitor’s liability therefor. A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing or (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment.

(i)             If the indemnification provided for in this Section 4.1 shall, for any reason, be unavailable or insufficient to hold harmless an Indemnitee in respect of any Losses for which it is entitled to indemnification hereunder, then the Indemnitor shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnitor on the one hand and the Indemnitee on the other hand with respect to the matter giving rise to such Losses.

(j)             The remedies provided in this Section 4.1 shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against an Indemnitor, subject to Section 4.1(f).

(k)            The rights and obligations of the Liberty Indemnified Parties and the SplitCo Indemnified Parties under this Section 4.1 shall survive the Redemption and the Merger.

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(l)             For the avoidance of doubt, the provisions of this Section 4.1 are not intended to, and shall not, apply to any Loss, claim or Liability or other matters governed by the Tax Sharing Agreement, which shall be subject to the provisions thereof in lieu of this Section 4.1.

(m)           The Indemnitor will indemnify the Indemnitee against any and all reasonable fees, costs and expenses (including attorneys’ fees), incurred in connection with the enforcement of their or its rights under this Section 4.1.

(n)            In the event that any holder of SiriusXM Common Stock (other than Liberty Media and its Subsidiaries) brings any Transaction Litigation relating to Liberty Media (or any of its Subsidiaries) in Liberty Media’s (or such Subsidiary’s) capacity as a stockholder of SiriusXM or Liberty Media’s conduct in connection with the Transactions (the “Specified Transaction Litigation”) or in the event that the Specified Litigation Matter remains outstanding following the Closing and, in any such case, SplitCo or any of its Subsidiaries, including the Surviving Corporation, is required to make a payment (1) as a result of (i) a final non-appealable judgment of a court of competent jurisdiction, (ii) a settlement approved in accordance with Section 6.11(a) of the Merger Agreement, in the case of Transaction Litigation, or in accordance with Section 4.1(e), in the case of the Specified Litigation Matter, or (iii) other court-approved non-appealable recovery, in any such case, arising from Liberty Media’s liability (as assumed and/or indemnified by SplitCo pursuant hereto) for (A) the Specified Litigation Matter (other than any such payment made as a result of the Agreed Settlement) or (B) any Specified Transaction Litigation or (2) for attorneys’ fees, expert costs and/or other defense costs of Liberty Media or its Affiliates or advisors and the JPM Indemnification Obligations (in the case of each of clauses (1) and (2), as assumed and/or indemnified by SplitCo pursuant hereto) (any such payment pursuant to such clause (1) or clause (2), a “Specified Payment”), then each of Liberty Media, SplitCo and SiriusXM agrees that SplitCo shall make, or cause to be made, a compensatory payment to the holders of record of SiriusXM Common Stock (other than Liberty Media, SplitCo or any of their respective Subsidiaries) as of immediately prior to the Merger Effective Time in an aggregate amount equal to (1) the quotient of (x) the amount of any such Specified Payment divided by (y) the Liberty Ownership Percentage as of immediately prior to the Merger Effective Time, less (2) the amount of such Specified Payment; provided, further, that any amount of the Specified Litigation Matter Amount included in the final and binding calculation of the LSXM Net Liabilities Share Adjustment pursuant to Section 4.2 shall, without duplication, reduce the amount of the Specified Payment to the extent any amount is subsequently paid by Liberty Media (including by release from escrow of amounts previously deposited by Liberty Media) in respect of the Specified Litigation Matter.

4.2            Liberty Media Officer’s Certificate.

(a)            Not later than the Certificate Date, Liberty Media will deliver to SiriusXM a certificate signed by a duly authorized officer of Liberty Media, setting forth (i) Liberty Media’s good faith calculation, together with reasonably detailed supporting documentation, of the LSXM Net Liabilities Share Adjustment and (ii) Liberty Media’s good faith calculation of the Exchange Ratio (the “Officer’s Certificate”). Liberty Media will use its reasonable best efforts to cause its Representatives to provide the LSXM Transaction Expenses on or prior to the Measurement Date.

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(b)            In the event that, within four (4) Business Days following receipt by SiriusXM of the Officer’s Certificate, SiriusXM provides Liberty Media with written notice of any good faith objections to the calculations set forth in the Officer’s Certificate, together with reasonably detailed supporting documentation of such objections, SiriusXM and Liberty Media shall promptly negotiate in good faith, with each party acting reasonably, to resolve any such objections prior to the Closing Date, and the final and binding calculation of the LSXM Net Liabilities Share Adjustment and the Exchange Ratio shall be as so mutually resolved by SiriusXM and Liberty Media. Notwithstanding the foregoing, in the event that SiriusXM does not provide its written notice of objections to the calculations set forth in the Officer’s Certificate within four (4) Business Days following delivery to SiriusXM of the Officer’s Certificate, the Officer’s Certificate delivered by Liberty Media, and the calculations of the LSXM Net Liabilities Share Adjustment and the Exchange Ratio, shall be final and binding on the parties.

4.3            Further Assurances. At any time before or after the Closing, each party hereto covenants and agrees to make, execute, acknowledge and deliver, and to cause its Subsidiaries to make, execute, acknowledge and deliver, such instruments, agreements, consents, assurances and other documents, and to take all such other commercially reasonable actions, as any other party may reasonably request and as may reasonably be required in order to accomplish the Restructuring and the Redemption and to give effect to the transactions provided for in this Agreement, including each step in the Restructuring Plan, and to otherwise carry out the purposes and intent of this Agreement.

4.4            Specific Performance. Each party hereby acknowledges that the benefits to the other party of the performance by such party of its obligations under this Agreement are unique and that the other party is willing to enter into this Agreement only in reliance that such party will perform such obligations, and agrees that monetary damages may not afford an adequate remedy for any failure by such party to perform any of such obligations. Accordingly, each party hereby agrees that the other parties will have the right to enforce the specific performance of such party’s obligations hereunder and irrevocably waives any requirement for the securing or posting of any bond or other undertaking in connection with the obtaining by the other party of any injunctive or other equitable relief to enforce their rights hereunder.

4.5            Access to Information.

(a)            Each party will provide to the other party, at any time before, on or after the Redemption Date, upon written request and promptly after the request therefor (subject in all cases, to any bona fide concerns of attorney-client or work-product privilege that any party may reasonably have and any restrictions contained in any agreements or contracts to which any party or its Subsidiaries is a party (it being understood that each of Liberty Media, SplitCo and SiriusXM will use its reasonable best efforts to provide any such information in a manner that does not result in a violation of a privilege)), any information in its possession or under its control that the requesting party reasonably needs (i) to comply with reporting, filing or other requirements imposed on the requesting party by a foreign or U.S. federal, state or local judicial, regulatory or administrative authority having jurisdiction over the requesting party or its Subsidiaries, (ii) to enable the requesting party to institute or defend against any action, suit or proceeding in any foreign or U.S. federal, state or local court or (iii) to enable the requesting party to implement the transactions contemplated hereby, including but not limited to performing its obligations under this Agreement and the Restructuring Agreements.

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(b)           Any information belonging to a party that is provided to another party pursuant to Section 4.5(a) will remain the property of the providing party. The parties agree to cooperate in good faith to take all reasonable efforts to maintain any legal privilege that may attach to any information delivered pursuant to this Section 4.5 or which otherwise comes into the receiving party’s possession and control pursuant to this Agreement. Nothing contained in this Agreement will be construed as granting or conferring license or other rights in any such information.

(c)            The party requesting any information under this Section 4.5 will reimburse the providing party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such information, to the extent that such costs are incurred for the benefit of the requesting party. No party will have any Liability to any other party if any information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or is based on an estimate or forecast, is found to be inaccurate, absent willful misconduct or fraud by the party providing such information.

(d)            Each of Liberty Media, SplitCo and SiriusXM shall reasonably cooperate with each other and with each other’s agents, including accounting firms and legal counsel (subject in all cases, to any bona fide concerns of attorney-client or work-product privilege that any party may reasonably have and any restrictions contained in any agreements or contracts to which any party or its Subsidiaries is a party (it being understood that each of Liberty Media, SplitCo and SiriusXM will use its reasonable best efforts to provide any such information in a manner that does not result in a violation of a privilege)), in connection with the preparation, review and determination of the Net Tax Amount, including by providing, as promptly as practicable after the request therefor, such information (including information and projections related to Taxes and reasonable estimates thereof based on the best then-available information) as may be reasonably requested by another party for such purpose.

(e)            For the avoidance of doubt, the provisions of this Section 4.5 (except for Section 4.5(d)) are not intended to, and shall not, apply to any information relating to matters governed by the Tax Sharing Agreement, which shall be subject to the provisions thereof in lieu of this Section 4.5 (except for Section 4.5(d)).

4.6            Confidentiality. Each party will keep confidential for five (5) years following the Closing Date (or for three (3) years following disclosure to such party, whichever is longer), and will use reasonable efforts to cause its officers, directors, members, employees, Affiliates and agents to keep confidential during such period, all Proprietary Information (as defined below) of the other party, in each case to the extent permitted by applicable law.

(a)            “Proprietary Information” means any proprietary ideas, plans and information, including information of a technological or business nature, of a party (in this context, the “Disclosing Party”) (including all trade secrets, intellectual property, data, summaries, reports or mailing lists, in whatever form or medium whatsoever, including oral communications, and however produced or reproduced), that is marked proprietary or confidential, or that bears a marking of like import, or that the Disclosing Party states is to be considered proprietary or confidential, or that a reasonable and prudent person would consider proprietary or confidential under the circumstances of its disclosure. Without limiting the foregoing, all information of the types referred to in the immediately preceding sentence to the extent used by SplitCo or the SplitCo Businesses or which constitute SplitCo Assets on or prior to the Closing Date will constitute Proprietary Information of SplitCo for purposes of this Section 4.6.

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(b)            Anything contained herein to the contrary notwithstanding, information of a Disclosing Party will not constitute Proprietary Information (and the other party (in this context, the “Receiving Party”) will have no obligation of confidentiality with respect thereto), to the extent such information: (i) is in the public domain other than as a result of disclosure made in breach of this Agreement or breach of any other agreement relating to confidentiality between the Disclosing Party and the Receiving Party; (ii) was lawfully acquired by the Disclosing Party from a third party not bound by a confidentiality obligation; (iii) is approved for release by prior written authorization of the Disclosing Party; or (iv) is disclosed in order to comply with a judicial order issued by a court of competent jurisdiction, or to comply with the laws or regulations of any Governmental Authority having jurisdiction over the Receiving Party, in which event the Receiving Party will give prior written notice to the Disclosing Party of such disclosure as soon as or to the extent practicable and will cooperate with the Disclosing Party in using reasonable efforts to disclose the least amount of such information required and to obtain an appropriate protective order or equivalent, and provided that the information will continue to be Proprietary Information to the extent it is covered by a protective order or equivalent or is not so disclosed.

4.7            Notices Regarding Transferred Assets. Any transferor of an Asset or Liability in the Restructuring that receives a notice or other communication from any third party, or that otherwise becomes aware of any fact or circumstance, after the Restructuring, relating to such Asset or Liability, will use commercially reasonable efforts to promptly forward the notice or other communication to the transferee thereof or give notice to such transferee of such fact or circumstance of which it has become aware. The parties will cause their respective Subsidiaries to comply with this Section 4.7.

4.8            Tax Treatment of Payments. The parties agree to treat, for U.S. federal income tax and other applicable tax purposes, all payments made pursuant to this Agreement (other than payments pursuant to Article II of this Agreement) in accordance with Section 4.7 of the Tax Sharing Agreement and to increase or reduce any amount paid hereunder to the same extent that such payment would have been required to be increased or reduced under such section if it were a payment made pursuant to the Tax Sharing Agreement.

4.9            Allocated Executive Payments. The amount of cash transferred by Liberty Media to SplitCo in connection with the Contribution shall be reduced by the Allocated Executive Expenses and other payments made or contemplated under Section 6.2(b) of the Merger Agreement.

4.10          Director and Officer Indemnification. Prior to the Closing, SplitCo shall enter into an indemnification agreement with each initial director or officer of the Surviving Corporation (as defined in the Merger Agreement) in a form to be agreed between the parties to be effective on and contingent upon the occurrence of the Merger Effective Time.

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4.11            Final Invoices. No later than at least one (1) Business Day prior to the Measurement Date, Liberty Media and SplitCo will deliver to SiriusXM redacted (except as to the final aggregate amounts of any fees, costs and expenses) copies of final invoices for all unpaid fees, costs and other expenses of any investment bankers, financial advisors (including the brokers referred to in Section 3.6 of the Merger Agreement), attorneys, accountants and other consultants, advisors or other Representatives incurred by or on behalf of, or payable by, Liberty Media, SplitCo or their respective Subsidiaries arising from or in connection with the Transactions.

ARTICLE V
CLOSING

5.1            Closing. Unless this Agreement is terminated and the transactions contemplated by this Agreement are abandoned pursuant to the provisions of Article VI, the closing of the Redemption (the “Closing”) will take place at the offices of O’Melveny & Myers LLP, Two Embarcadero Center, San Francisco, CA 94111, at a mutually acceptable time and date (the “Closing Date”), which date shall be no later than the tenth (10th) Business Day after the satisfaction or, if applicable, waiver of all conditions set forth in each of Section 2.2 and Section 2.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if applicable, waiver of those conditions at such time); provided, that the Closing shall occur substantially concurrently with (but prior to) the Merger Effective Time.

5.2            Deliveries at Closing.

(a)            Liberty Media. At or prior to the Closing, Liberty Media will deliver or cause to be delivered to SplitCo:

(i)            the Tax Sharing Agreement duly executed by an authorized officer of Liberty Media;

(ii)           the Restructuring Agreements duly executed by an authorized officer of Liberty Media or other applicable Liberty Entity;

(iii)          a secretary’s certificate certifying that the Liberty Board has authorized the execution, delivery and performance by Liberty Media of this Agreement, the Restructuring Agreements and the Tax Sharing Agreement, which authorization will be in full force and effect at and as of the Closing; and

(iv)          such other documents and instruments as SplitCo may reasonably request.

(b)            SplitCo. At or prior to the Closing, SplitCo will deliver or cause to be delivered to Liberty Media:

(i)            the Tax Sharing Agreement duly executed by an authorized officer of SplitCo;

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(ii)           the Restructuring Agreements duly executed by an authorized officer of SplitCo or other applicable SplitCo Entity;

(iii)          the SplitCo Charter, duly executed by an authorized officer of SplitCo and filed with the Secretary of State of the State of Delaware;

(iv)          a secretary’s certificate certifying that the SplitCo Board has authorized the execution, delivery and performance by SplitCo of this Agreement, the Restructuring Agreements and the Tax Sharing Agreement, which authorizations will be in full force and effect at and as of the Closing; and

(v)           such other documents and instruments as Liberty Media may reasonably request.

ARTICLE VI
TERMINATION

6.1            Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time (i) by Liberty Media for any reason if the Merger Agreement has been terminated in accordance with its terms or (ii) by written agreement of Liberty Media, SplitCo and SiriusXM (through the Special Committee) if the Merger Agreement has not been terminated in accordance with its terms.

6.2            Effect of Termination. In the event of any termination of this Agreement in accordance with Section 6.1, this Agreement will immediately become void and the parties will have no Liability whatsoever to each other with respect to the transactions contemplated hereby.

ARTICLE VII
MISCELLANEOUS

7.1            Definitions.

(a)            For purposes of this Agreement, the following terms have the corresponding meanings:

“2.75% Exchangeable Senior Debentures” means the 2.75% Exchangeable Senior Debentures due 2049 issued under the 2.75% Exchangeable Senior Debentures Indenture.

“2.75% Exchangeable Senior Debentures Indenture” means the Indenture, dated as of November 26, 2019, by and among Liberty Media, as issuer, and U.S. Bank National Association, as trustee (as amended or supplemented from time to time as expressly permitted by the Merger Agreement) relating to the 2.75% Exchangeable Senior Debentures.

“3.75% Convertible Senior Notes” means the 3.75% Convertible Senior Notes due 2028 issued under the 3.75% Convertible Senior Notes Indenture.

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“3.75% Convertible Senior Notes Indenture” means the Indenture, dated as of March 10, 2023, by and among Liberty Media, as issuer, and U.S. Bank Trust Company, National Association, as trustee (as amended or supplemented from time to time as expressly permitted by the Merger Agreement) relating to the 3.75% Convertible Senior Notes.

“Action” means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other Governmental Authority or any arbitrator or arbitration panel.

“Affiliates” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person; provided, that, for any purpose hereunder, in each case both before and after the Effective Time, none of the Persons listed in clauses (i)–(viii) shall be deemed to be Affiliates of any Person listed in any other such clause: (i) Liberty Media taken together with its Subsidiaries and any of their respective Investees, (ii) SplitCo taken together with its Subsidiaries and any of their respective Investees, (iii) Liberty TripAdvisor Holdings, Inc. taken together with its Subsidiaries and any of their respective Investees, (iv) Liberty Broadband Corporation taken together with its Subsidiaries and any of their respective Investees, (v) Qurate Retail, Inc. taken together with its Subsidiaries and any of their respective Investees, (vi) Liberty Global plc taken together with its Subsidiaries and any of their respective Investees, (vii) Liberty Latin America Ltd. taken together with its Subsidiaries and any of their respective Investees, and (viii) Atlanta Braves Holdings, Inc. taken together with its Subsidiaries and any of their respective Investees. For purposes of this Agreement, both prior to and after the Effective Time, none of SplitCo, SiriusXM and their respective Subsidiaries shall be deemed to be Affiliates of Liberty Media or any of its Subsidiaries or Affiliates.

“Agreed Debt Fees” means a good faith estimate (as documented by a certificate signed by a duly authorized officer of SiriusXM that is delivered to Liberty Media not later than the Measurement Date) of the aggregate amount of (i) if the Security Amendment (as defined in the Debt Commitment Letter) is executed prior to the date that is sixty (60) days after the date hereof, any consent fees paid in connection with obtaining the Security Amendment in an amount not to exceed any amount required under Section 1(A)(ii) of the Debt Fee Letter (without duplication of any amount required under Section 1(A)(ii) of the Debt Fee Letter) plus (ii) any commitment fees, structuring fees, arrangement fees, ticking fees, underwriting fees or discounts, funding fees and/or upfront fees set forth in the Debt Commitment Letter, the Debt Fee Letter and/or the Engagement Letters, as applicable, with respect to the Agreed Financing Amount that will be, and/or has been, paid by SiriusXM and its Subsidiaries to the lenders and/or arrangers of such debt financing on or prior to the Closing Date (as defined in the Merger Agreement).

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“Agreed Financing Amount” means (without duplication) the aggregate principal amount of indebtedness that is initially incurred pursuant to the Debt Commitment Letter (as reduced pursuant to Section 6.23(a) of the Merger Agreement) and/or the Engagement Letters, as applicable, in an aggregate principal amount not to exceed Assumed Indebtedness.

“Agreed Settlement” means the settlement of claims asserted prior to the date of this Agreement in Fishel, et al. v. Liberty Media Corp., et al., C.A. No. 2021-0820-KSJM as further described and set forth in that certain Settlement Term Sheet, by and among (i) Plaintiff Vladimir Fishel, derivatively on behalf of SiriusXM and directly on behalf of himself and other members of the settlement class, (ii) nominal defendant SiriusXM, (iii) defendant Liberty Media and (iv) defendants Gregory B. Maffei, James E. Meyer, Jennifer Witz, Evan D. Malone, David A. Blau, Robin P. Hickenlooper, Michael Rapino, David Zaslav, Jonelle Procope, Kristina M. Salen and Carl E. Vogel, effective as of December 8, 2023.

“Allocated Executive Expenses” means the sum of (1) the product of (A) the LSXM Executive Percentage multiplied by (B) the sum of (i) the Executive Expenses incurred through (and including) the Redemption Date, (ii) the Executive Annual Bonus with respect to the calendar year immediately prior to the calendar year in which the Redemption occurs (to the extent such Executive Annual Bonus is earned but remains unpaid as of the Effective Time) and (iii) the Executive Annual Bonus with respect to the calendar year in which the Redemption occurs assuming the target level of performance and prorated based on a fraction where (x) the numerator is equal to the number of days beginning on (and including) January 1st of the calendar year to which performance relates through (and including) the Redemption Date and (y) the denominator equals the number of days in the calendar year to which performance relates, (2) the dollar value set forth in that certain letter agreement entered into with Liberty Media’s Chief Executive Officer in connection with the transactions contemplated by this Agreement and the Merger Agreement, and (3) the employer portion of any employment, payroll, social security, unemployment or similar taxes payable with respect to the amounts described in subclauses (1) and (2), in each case, as determined by Liberty Media.

“Alternative Settlement” means, in the event that the Agreed Settlement has been terminated prior to the Closing, a settlement of claims asserted in the Specified Litigation Matter which has been finally approved by the Court of Chancery of the State of Delaware (or any trial court of competent jurisdiction).

“Alternative Settlement Amount” means, if an Alternative Settlement exists prior to the Measurement Date, the total amount payable pursuant to the Alternative Settlement.

“Assets” means assets, properties, interests and rights (including goodwill), wherever located, whether real, personal or mixed, tangible or intangible, movable or immovable, in each case whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

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“Assumed Indebtedness” means, the sum, determined after the close of market on the Measurement Date, of the outstanding principal and accrued and unpaid interest and, to the extent payable as a result of the Transaction Agreements or the transactions contemplated hereby or thereby, any premiums or prepayment penalties or other costs in respect of indebtedness for borrowed money or evidenced by notes, debentures, bonds or other similar instruments of Liberty Media and its Subsidiaries attributed to Liberty SiriusXM that has been or will be allocated to, assigned to and/or assumed by SplitCo and its Subsidiaries pursuant to this Agreement on or prior to the Effective Time, including, to the extent outstanding, the 2.75% Exchangeable Senior Debentures and the Margin Loan Agreement; provided that, notwithstanding anything herein to the contrary, in no event shall the 3.75% Convertible Senior Notes be considered Assumed Indebtedness.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York or Denver, Colorado.

“Certificate Date” means the date that is no later than six (6) Business Days prior to the Closing Date; provided, however, that if as of such date the Liberty Stockholder Approval shall not have been previously obtained, the “Certificate Date” shall be the Business Day immediately following the date on which the Liberty Stockholder Approval is obtained.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Debt Commitment Letter” means, the Debt Commitment Letter (as defined in the Merger Agreement) provided to Liberty Media on the date hereof.

“Debt Fee Letter” means the Fee Letter (as defined in the Merger Agreement) provided to Liberty Media on the date hereof.

“Debt Excess Fees” means, to the extent that any provisions related to fees contained in the Debt Fee Letter, Debt Commitment Letter or Engagement Letters are amended, supplemented or otherwise modified after the date hereof so as to increase in aggregate the fees payable thereunder on or prior to the Closing Date (as defined in the Merger Agreement), the amount equal to the excess of the aggregate amount of such increased fees over the aggregate amount of fees provided under the applicable Debt Fee Letter, Debt Commitment Letter or Engagement Letters as of the date hereof that would have been payable on or prior to the Closing Date (as defined in the Merger Agreement), in each case, with respect to the Agreed Financing Amount.

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“DGCL” means the Delaware General Corporation Law (as the same may be amended from time to time).

“Engagement Letters” means the Engagement Letters (as defined in the Merger Agreement) provided to Liberty Media on the date hereof.

“Exchange Ratio” means the quotient (rounded to the nearest ten thousandth) of (1) (A) the aggregate number of Liberty Owned SiriusXM Shares (as defined in the Merger Agreement) minus (B) the LSXM Net Liabilities Share Adjustment divided by (2) (A) the Fully Diluted LSXM Share Number minus (B) the Exercise Price Add-Back.

“Executive Annual Bonus” means the annual bonus payable by Liberty Media to its Chief Executive Officer pursuant to the Executive Employment Agreement.

“Executive Employment Agreement” means that certain Executive Employment Agreement by and between Liberty Media and Gregory B. Maffei, dated as of December 13, 2019, as amended and in effect as of the date hereof.

“Executive Expenses” means the aggregate salary, health, retirement and other compensation, benefits, perquisites, legal fees and other expense reimbursements owed to Liberty Media’s Chief Executive Officer pursuant to Section 9.6 of the Executive Employment Agreement, any Special Reimbursement payments owed to Liberty Media’s Chief Executive Officer (as defined and described in Section 9.7 of the Executive Employment Agreement) and other expenses paid by Liberty Media in connection with the employment of its Chief Executive Officer.

“Exercise Price Add-Back” means the quotient of (i) the aggregate exercise price of the Liberty SiriusXM option awards with a grant date prior to the date hereof that are outstanding after the close of market on the Measurement Date (provided that such Liberty SiriusXM option awards having an exercise price exceeding the Closing Reference Price (as defined below) shall be deemed for this purpose to have an exercise price equal to the Closing Reference Price) divided by (ii) the average of the LSXMK Daily VWAP over the ten (10) consecutive trading days ending on the Measurement Date (the “Closing Reference Price”).

“Fully Diluted LSXM Share Number” means the sum, determined after the close of market on the Measurement Date and without duplication, of (i) all issued and outstanding shares of Liberty SiriusXM Common Stock, including the shares of Liberty SiriusXM Common Stock to be issued in respect of the acceleration and vesting of the Liberty SiriusXM restricted stock awards and the Liberty SiriusXM restricted stock unit awards in accordance with Section 2.4(c) and Section 2.4(d) (which, for the avoidance of doubt, shall exclude shares of Liberty SiriusXM Common Stock withheld by Liberty Media to satisfy applicable tax withholding obligations relating thereto), (ii) the gross number of shares of Liberty SiriusXM Common Stock subject to all unexercised Liberty SiriusXM option awards with a grant date prior to the date hereof (i.e., without regard to the exercise price applicable thereto) and (iii) the sum of (A) the aggregate number of shares of LSXMA that would be issuable upon conversion based on the Conversion Rate (as defined in the 3.75% Convertible Senior Notes Indenture) of the 3.75% Convertible Senior Notes and (B) the aggregate number of LSXMA shares equal to (x) the LSXM Convert Measurement Indebtedness divided by (y) the LSXMA Daily VWAP.

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“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governmental Authority” means any federal, state, local, domestic, foreign or multinational government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality.

“Investee” of any Person means any Person in which such first Person owns or controls an equity or voting interest.

“Law” means all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto (other than taxes).

“Liberty Board” means the Board of Directors of Liberty Media or a duly authorized committee thereof (including the Executive Committee of the Board of Directors of Liberty Media).

“Liberty Charter” means the Restated Certificate of Incorporation of Liberty Media, as in effect immediately prior to the Redemption Date.

“Liberty Charter Documents” means the certificate of incorporation and bylaws of Liberty Media, in each case as amended to the date of this Agreement.

“Liberty Entity” or “Liberty Entities” means and includes each of Liberty Media and its Subsidiaries (other than the SplitCo Entities and other than SiriusXM and its Subsidiaries), after giving effect to the Restructuring.

“Liberty Ownership Percentage” means a fraction, the numerator of which is equal to the Liberty Owned SiriusXM Shares and the denominator of which is equal to all of the outstanding shares of SiriusXM Common Stock as of immediately prior to the Merger Effective Time.

“Liberty Retained Assets” means all Assets which are held at the Effective Time by the Liberty Entities, including the attorney-client privilege and any work-product that Liberty Media or any of its Subsidiaries (including any attorney-client privilege and work product of SplitCo prior to the Effective Time) may have; provided that Liberty Retained Assets shall not include any assets related to Taxes (including any Tax Items or rights to receive any Tax Refunds (each as defined in the Tax Sharing Agreement)), which are governed by the Tax Sharing Agreement.

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“Liberty Retained Businesses” means all businesses which are held at the Effective Time by the Liberty Entities.

“Liberty Retained Liabilities” means all Liabilities (except for Liabilities related to Taxes, which shall be governed by the Tax Sharing Agreement) of the Liberty Entities, including all Liabilities arising out of or related to the business, assets (including Contracts) or liabilities of the Liberty Entities. For the avoidance of doubt, the Liberty Retained Liabilities shall not include (x) any obligations in respect of the Specified Litigation Matter or any Transaction Litigation or (y) SplitCo Liabilities.

“Losses” means any and all damages, losses, deficiencies, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including (i) the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or in asserting, preserving or enforcing an Indemnitee’s rights hereunder and (ii) any applicable deductible under relevant insurance policies actually paid), whether in connection with a Third-Party Claim or otherwise, less any award or other proceeds actually received by the applicable indemnified party as a result of such Losses.

“LSXM Convert Measurement Indebtedness” means (i) if positive, an amount equal to (a) the aggregate principal amount of the 3.75% Convertible Senior Notes on the Measurement Date minus (b) the LSXM Convert Measurement Market Value or (ii) if the amount under clause (i) is negative, zero.

“LSXM Convert Measurement Market Value” means the product of (i) the LSXM Convert Measurement Price multiplied by (ii) LSXM Convert Outstanding.

“LSXM Convert Measurement Price” means the product of (i) LXSMA Daily VWAP multiplied by (ii) the Conversion Rate (as defined in the 3.75% Convertible Senior Notes Indenture) on the Measurement Date.

“LSXM Convert Outstanding” means (i) the aggregate principal amount of the 3.75% Convertible Senior Notes outstanding after the close of market on the Measurement Date divided by (ii) $1,000.

“LSXM Executive Percentage” means the percentage allocated to LSXMK (as referenced in Exhibit B-1 to the Executive Employment Agreement) with respect to the applicable period, as calculated pursuant to Exhibit B-1 and Exhibit B-2 to the Executive Employment Agreement.

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“LSXM Net Liabilities Share Adjustment” means the quotient of (1) (A) the Net Indebtedness of Liberty SiriusXM plus (B) Agreed Debt Fees plus (C) the Net Tax Amount plus (D) the LSXM Transaction Expenses plus (E) the Specified Litigation Matter Amount, unless, as of the Measurement Date, the Agreed Settlement has been finally approved (but subject to any condition or contingency thereon relating specifically to the Merger Closing pursuant to the terms of the Merger Agreement) by a court of competent jurisdiction, less the Alternative Settlement Amount, if any, plus (F) the aggregate fair value (as of the grant date) of all Liberty SiriusXM option awards with a grant date after the date hereof plus (G) fifty percent (50%) of the fees payable in connection with the filings to be made pursuant to Section 6.6 of the Merger Agreement to obtain the Requisite FCC Approvals (as defined in the Merger Agreement) minus (H) 16.5% of the fees payable to the SEC (as defined in the Merger Agreement) in connection with the filings to be made pursuant to Section 6.1 of the Merger Agreement minus (I) the Debt Excess Fees divided by (2) the Reference Price.

“LSXM Transaction Expenses” means, without duplication, (i) the aggregate amount of unpaid fees, costs and other expenses of any investment bankers, financial advisors (including the brokers referred to in Section 3.6 of the Merger Agreement), attorneys, accountants and other consultants, advisors or other Representatives incurred by or on behalf of, or payable by, Liberty Media, SplitCo or their respective Subsidiaries arising from or in connection with the Transactions and incurred or accrued on or prior to the Measurement Date plus (ii) a good faith estimate of the aggregate amount of such unpaid fees, costs and other expenses expected to be incurred by or on behalf of, or to be payable by, Liberty Media, SplitCo or their respective Subsidiaries arising from or in connection with the Transactions after the Measurement Date and prior to the Merger Closing.

“LSXMA Daily VWAP” means the average of the Daily VWAP (as defined in the 3.75% Convertible Senior Notes Indenture) of the Series A Liberty SiriusXM Common Stock for the ten (10) consecutive Trading Days (as defined in the 3.75% Convertible Senior Notes Indenture) ending on the Measurement Date.

“LSXMK Daily VWAP” means per share volume-weighted average trading price of the Series C Liberty SiriusXM Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “LSXMK.US <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled opening of trading until the scheduled close of trading of the primary trading session on such trading day and will be determined without regard to afterhours trading or any other trading outside of the regular trading session.

“Margin Loan Agreement” means that certain Third Amended and Restated Margin Loan Agreement, dated as of February 24, 2021 (as amended by that certain First Amendment to Third Amended and Restated Margin Loan Agreement, dated as of March 6, 2023, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Liberty SIRI Marginco, LLC, a wholly owned Subsidiary of Liberty Media, as borrower, the lenders from time to time party thereto, BNP Paribas, New York Branch, as administrative agent and BNP Paribas as calculation agent, which obligations thereunder are secured by shares of SiriusXM Common Stock.

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“Measurement Date” means the date that is seven (7) Business Days prior to the Closing Date.

“Net Indebtedness of Liberty SiriusXM” means, after the close of market on the Measurement Date, the amount in U.S. dollars equal to (i) the Assumed Indebtedness minus (ii) the Transferred Cash.

“Order” means any order, injunction, judgment, decree or ruling of any court, governmental or regulatory authority, agency, commission or body.

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Qualifying Subsidiary” means a former direct or indirect Subsidiary of Liberty Media, any successor of any such former Subsidiary, and the parent company (directly or indirectly) of any such former Subsidiary or successor, including SplitCo.

“Redemption Agent” means a redemption agent mutually acceptable to Liberty Media and SiriusXM, with each acting reasonably.

“Reference Price” means $4.23.

“Representatives” means, as to any Person, that Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents controlled affiliates, controlling persons and other representatives. As to Liberty Media and SplitCo, “Representative” specifically excludes SiriusXM and its Representatives and, as to SiriusXM, “Representative” specifically excludes Liberty Media, SplitCo and their respective Representatives, it being understood that the members of the board of directors of SiriusXM who are directors or officers of Liberty Media or SplitCo shall be considered Representatives of Liberty Media or SplitCo (as applicable) and not of SiriusXM, for purposes of this Agreement.

“Restraint” means any Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority.

“Restructuring Plan” means the Restructuring Plan attached hereto as Exhibit C.

“Securities Act” means the Securities Act of 1933, as amended, together with all rules and regulations promulgated thereunder.

“SiriusXM Common Stock” means common stock of SiriusXM, par value $0.001 per share.

“Special Committee” means the committee of the Board of Directors of SiriusXM comprised of independent directors charged with, among other things, reviewing the transactions contemplated by the Merger Agreement.

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“Specified Litigation Matter” means all claims asserted in Fishel, et al. v. Liberty Media Corp., et al., C.A. No. 2021-0820-KSJM, pending as of the date hereof in the Court of Chancery of the State of Delaware.

“SplitCo Assets” means all of Liberty Media’s interest in SiriusXM, corporate cash and any other assets of Liberty Media and its Subsidiaries attributed to Liberty SiriusXM as of immediately prior to the Contribution, including those assets set forth on Exhibit D hereto; provided that SplitCo Assets shall not include any assets related to Taxes (including any Tax Items or rights to receive any Tax Refunds (each as defined in the Tax Sharing Agreement)), which shall be governed by the Tax Sharing Agreement.

“SplitCo Board” means the Board of Directors of SplitCo or a duly authorized committee thereof.

“SplitCo Businesses” means the businesses attributed to Liberty SiriusXM as of immediately prior to the Contribution, including any subsequent changes thereto as are permitted by the Transaction Agreements, in each case in accordance with the Liberty Charter Documents.

“SplitCo Entity” or “SplitCo Entities” means each of SplitCo and its Subsidiaries, after giving effect to the Restructuring, including, from and after the consummation of the Merger, SiriusXM and its Subsidiaries.

“SplitCo Equity Plan” means the Sirius XM Holdings Inc. 2024 Long-Term Stock Incentive Plan attached in the form hereto as Exhibit E.

“SplitCo Liabilities” means all Liabilities (except for Liabilities related to Taxes which shall be governed by the Tax Sharing Agreement) of Liberty Media and its Subsidiaries attributed to Liberty SiriusXM as of immediately prior to the Contribution and all Liabilities of Liberty Media and its Subsidiaries to the extent arising out of, related to or in connection with the SplitCo Businesses (whether incurred before, on or after the Closing), including those set forth on Exhibit F hereto.

“SplitCo Transitional Plan” means the SplitCo Transitional Stock Adjustment Plan.

“Subsidiary” when used with respect to any Person, means (i) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (ii) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (a) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (b) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, (iii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (a) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (b) in the absence of such a governing body, at least a majority ownership interest or (iv) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. For purposes of this Agreement, both prior to and after the Effective Time, none of SplitCo, SiriusXM and their respective Subsidiaries shall be deemed to be Subsidiaries of Liberty Media or any of its Subsidiaries.

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“Tax” and “Taxes” means any and all federal, state, local or non-U.S. taxes, charges, fees, duties, levies, imposts, rates or other like governmental assessments or charges, and, without limiting the generality of the foregoing, shall include income, gross receipts, net worth, property, sales, use, license, excise, franchise, capital stock, employment, payroll, unemployment insurance, social security, Medicare, stamp, environmental, value added, alternative or added minimum, ad valorem, trade, recording, withholding, occupation or transfer taxes, together with any related interest, penalties and additions imposed by any tax authority.

“Tax Sharing Agreement” means the Tax Sharing Agreement to be entered into by and between Liberty Media and SplitCo, substantially in the form attached hereto as Exhibit G.

“Tax Sharing Policies” means the policies relating to taxes included in the management and allocation policies adopted by the Liberty Board in connection with the reclassification of Liberty Media’s common stock on August 3, 2023.

“Transaction Agreements” has the meaning given to such term in the Merger Agreement.

“Transferred Cash” means, after the close of market on the Measurement Date, all of the cash and cash equivalents attributed to Liberty SiriusXM that has been or will be transferred to SplitCo and its Subsidiaries pursuant to this Agreement after giving effect to reduction for any payments, and a good faith estimate of any unpaid amounts, of Allocated Executive Expenses, payments under Section 6.2(b) of the Merger Agreement as contemplated by Section 4.9, and any other payments contemplated to be made in performance by Liberty or any of its Subsidiaries of obligations under the Transaction Agreements, in each case which expenses (or contemplated payments) are not otherwise taken into account in the calculation of LSXM Net Liabilities Share Adjustment; provided, that Transferred Cash shall (i) be calculated net of outstanding outbound checks, draws, ACH debits and wire transfers and (ii) include inbound checks, draws, ACH credits and wire transfers deposited or available for deposit.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

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(b)            As used herein, the following terms will have the meanings set forth in the applicable section of this Agreement set forth below:

Agreement	Preamble
Awards	Section 2.4(a)
Closing	Section 5.1
Closing Date	Section 5.1
Code	Recitals
Coffeyville	Exhibit A
Contribution	Section 1.2(a)
Disclosing Party	Section 4.6(a)
Effective Time	Section 2.1(a)
Fractional Share	Section 2.1(h)
Indemnitee	Section 4.1(d)(i)
Indemnitor	Section 4.1(d)(i)
JPM Indemnification Obligations	Schedule F
Liberty Indemnified Parties	Section 4.1(a)
Liberty Media	Preamble
Liberty SiriusXM	Recitals
Liberty SiriusXM Common Stock	Recitals
Liberty SiriusXM option award	Section 2.4(b)
Liberty SiriusXM restricted stock awards	Section 2.4(c)
Liberty SiriusXM restricted stock unit award	Section 2.4(d)
LSXMA	Recitals
LSXMB	Recitals
LSXMK	Recitals
Merger Agreement	Recitals
Merger Closing	Recitals
Merger Sub	Recitals
Net Tax Amount	Exhibit A
Officer’s Certificate	Section 4.2(a)
Proprietary Information	Section 4.6(a)
Receiving Party	Section 4.6(b)
Redemption	Recitals
Redemption Date	Section 2.1(a)
Restructuring	Section 1.1
Restructuring Agreements	Section 3.1(b)
Returned Escrow Funds	Section 4.1(n)
Separable Claims	Section 4.1(d)(ii)
Separate Legal Defenses	Section 4.1(d)(ii)
SiriusXM	Preamble
Specified Litigation Matter Amount	Exhibit A
Specified Payment	Section 4.1(n)
Specified Transaction Litigation	Section 4.1(n)

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Split-Off Transactions	Recitals
SplitCo	Preamble
SplitCo Bylaws	Section 2.1(b)
SplitCo Charter	Section 2.1(b)
SplitCo Common Stock	Recitals
SplitCo Indemnified Parties	Section 4.1(b)
SplitCo option award	Section 2.4(b)
Stockholder Meeting	Section 2.1(a)
Tax Adjustment Period	Exhibit A
Tax Settlement Date	Exhibit A
Third-Party Claim	Section 4.1(d)(i)
Voting Agreement	Exhibit F

7.2            Survival; No Third-Party Rights.

(a)            The representations and warranties contained herein shall not survive the Effective Time or the termination of this Agreement. The covenants and agreements herein that relate to actions to be taken at or after the Effective Time, including Section 1.2(c) and Section 4.1, shall survive the Effective Time until satisfied in full.

(b)            Except for the indemnification rights of the Liberty Indemnified Parties and the SplitCo Indemnified Parties pursuant to Section 4.1 and the rights of the directors and officers of the Surviving Corporation to enter into indemnification agreements with the Surviving Corporation pursuant to Section 4.10, nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than the parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns.

7.3            Notices. All notices and other communications hereunder shall be in writing and shall be delivered in person, by electronic mail (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by electronic mail or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

if to any Liberty Entity:	Liberty Media Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 Email: [Separately provided] Attention: Chief Legal Officer

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if to any SplitCo Entity (prior to the consummation of the Merger):	Liberty Sirius XM Holdings Inc. 12300 Liberty Boulevard Englewood, Colorado 80112 Email: [Separately provided] Attention: Chief Legal Officer with a copy in each case (which shall not constitute notice) to:

O’Melveny & Myers L.L.P.

Two Embarcadero Center, 28th Floor

San Francisco, CA 94111

Attention:     C. Brophy Christensen

Bradley L. Finkelstein

Noah Kornblith

E-mail:            bchristensen@omm.com

bfinkelstein@omm.com

nkornblith@omm.com

if to any SplitCo Entity (after the consummation of the Merger) or to SiriusXM:	Sirius XM Radio Inc. 1221 Avenue of the Americas New York, New York 10020 Attention: Patrick Donnelly E-Mail: [Separately provided]

with a copy (which shall not constitute notice) to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Eric Swedenburg, Esq. Johanna Mayer, Esq. E-Mail: eric.swedenburg@stblaw.com Johanna.mayer@stblaw.com

if to the Special Committee of SiriusXM:	Eddy W. Hartenstein Lead Independent Director c/o Sirius XM Radio Inc. 1221 Avenue of the Americas New York, New York 10020 Attention: General Counsel E-Mail: [Separately provided]

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

66 Hudson Boulevard

New York, New York 10001

Attention: Michael A. Diz

William D. Regner

Katherine Durnan Taylor

E-Mail: madiz@debevoise.com

wdregner@debevoise.com

ketaylor@debevoise.com

or to such other address as the party to whom notice is given may have previously furnished to the other party in writing in the manner set forth above.

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7.4            Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) together with the Restructuring Agreements, the Merger Agreement and the Tax Sharing Agreement embodies the entire understanding among the parties relating to the subject matter hereof and thereof and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility or Liability under any such prior agreement or understanding. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce either party to enter into this Agreement.

7.5            Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of a party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided, however, that Liberty Media and SplitCo may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly owned Subsidiaries, but such assignment shall not relieve Liberty Media or SplitCo, as the assignor, of its obligations hereunder.

7.6            Governing Law; Jurisdiction. This Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably agrees that any legal Action or proceeding with respect to this Agreement, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such Action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 7.3 and this Section 7.6, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.3 shall be deemed effective service of process on such party.

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7.7            Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7.

7.8            Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

7.9            Amendments; Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of Liberty Media, SplitCo and SiriusXM (through the Special Committee), or in the case of a waiver, by the party against whom the waiver is to be effective, prior to termination of the Merger Agreement in accordance with its terms. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law. Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

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7.10          No Strict Construction; Interpretation.

(a)            Liberty Media, SplitCo and SiriusXM each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

(b)           When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns and references to a party means a party to this Agreement. Prior to the Effective Time, all obligations of Liberty Media to pay any fees, costs or expenses referenced in this Agreement or the Merger Agreement shall in all cases be obligations attributed to Liberty SiriusXM in accordance with Liberty Media’s management and allocation policies and, to the extent unpaid prior to the Measurement Date, shall reduce the amount of Transferred Cash unless otherwise taken into account in the calculation of the LSXM Net Liabilities Share Adjustment.

7.11         Conflicts with Tax Sharing Agreement. Except as otherwise expressly set forth in this Agreement or in another Transaction Agreement, following the Effective Time all matters relating to Taxes of the parties and their respective Subsidiaries shall be governed exclusively by the Tax Sharing Agreement, and in the event of a conflict between this Agreement and the Tax Sharing Agreement with respect to such matters, the provisions of the Tax Sharing Agreement shall prevail.

7.12         Counterparts. This Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. The Agreement may be delivered by electronic mail transmission of a signed copy thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LIBERTY MEDIA CORPORATION

By:	/s/ Gregory B. Maffei
Name: Gregory B. Maffei
Title: President and Chief Executive Officer

LIBERTY SIRIUS XM HOLDINGS INC.

By:	/s/ Renee L. Wilm
Name: Renee L. Wilm
Title: Chief Legal Officer and Chief Administrative Officer

SIRIUS XM HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Name: Patrick L. Donnelly
Title: Executive Vice President, General Counsel and Secretary

[Signature Page to Reorganization Agreement]

List of Omitted Exhibits

The following exhibits and schedules to this Reorganization Agreement, dated as of December 11, 2023, by and among Liberty Media Corporation, Liberty Sirius XM Holdings Inc., and Sirius XM Holdings Inc. have not been provided herein:

Exhibit A – Certain Definitions

Exhibit B-1 – Form of SplitCo Amended and Restated Certificate of Incorporation

Exhibit B-2 – Form of SplitCo Amended and Restated Bylaws

Exhibit C – Restructuring Plan

Exhibit D – SplitCo Assets

Exhibit E – SplitCo Equity Plan

Exhibit F – SplitCo Liabilities

Exhibit G – Form of Tax Sharing Agreement

The registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.